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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 17)

                           ---------------------------
                                 PROLOGIS TRUST
                                (Name of Issuer)

COMMON SHARES OF BENEFICIAL INTEREST,
     PAR VALUE $0.01 PER SHARE                                      74310-10-2
  (Title of class of securities)                                  (CUSIP number)

                             BRIAN T. MCANANEY, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  JULY 16, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)
                              (Page 1 of 15 pages)


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


----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 2 of 15 Pages
----------------------------------         -------------------------------------

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     1      NAME OF REPORTING PERSON:                    SECURITY CAPITAL GROUP
                                                         INCORPORATED

            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON:                                  36-3692698

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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

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     3      SEC USE ONLY

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     4      SOURCE OF FUNDS:              OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF                       MARYLAND
            ORGANIZATION:

--------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:                      NONE
       SHARES

                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER:                    NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER:                 NONE
     REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:               NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  NONE

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:       CO

--------------------------------------------------------------------------------

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 3 of 15 Pages
----------------------------------         -------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON:            SC CAPITAL INCORPORATED

            S.S. OR I.R.S. IDENTIFICATION NO.           74-2985638
            OF ABOVE PERSON:

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

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     3      SEC USE ONLY

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     4      SOURCE OF FUNDS:      BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e):                                  [  ]
------------------------------------------------------------- ------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:    NEVADA

--------------------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER:             NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER:           NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER:        NONE
      REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:      NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY           NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:           CO

--------------------------------------------------------------------------------

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 4 of 15 Pages
----------------------------------         -------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON:             SC REALTY INCORPORATED

            S.S. OR I.R.S. IDENTIFICATION NO.           88-0330184
            OF ABOVE PERSON:

--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:        BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:          NEVADA

--------------------------------------------------------------------------------
      NUMBER OF          7     SOLE VOTING POWER:                    NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER:                   NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER:                NONE
     REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10   SHARED DISPOSITIVE POWER:              NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: NONE

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:         CO

--------------------------------------------------------------------------------

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 5 of 15 Pages
----------------------------------         -------------------------------------

------------------------------------------------------------- ------------------
     1      NAME OF REPORTING PERSON:                SECURITY CAPITAL OPERATIONS
                                                     INCORPORATED

            S.S. OR I.R.S. IDENTIFICATION NO.                52-2146697
            OF ABOVE PERSON:

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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:     BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:        MARYLAND

--------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER:               NONE
        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER:             NONE
       OWNED BY
                       ---------------------------------------------------------
         EACH            9    SOLE DISPOSITIVE POWER:          NONE
      REPORTING
                       ---------------------------------------------------------
      PERSON WITH        10   SHARED DISPOSITIVE POWER:        NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY             NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:      CO

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                                       5

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 6 of 15 Pages
----------------------------------         -------------------------------------

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     1      NAME OF REPORTING PERSON:            SECURITY CAPITAL WAREHOUSE
                                                 DISTRIBUTION BUSINESS TRUST

            S.S. OR I.R.S. IDENTIFICATION NO.             74-2869170
            OF ABOVE PERSON:

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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:     BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
------------------------------------------------------------- ------------------
     6      CITIZENSHIP OR PLACE OF        MARYLAND
            ORGANIZATION:

--------------------------------------------------------------------------------
     NUMBER OF          7    SOLE VOTING POWER:          NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY        8    SHARED VOTING POWER:        NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH            9    SOLE DISPOSITIVE POWER:     NONE
     REPORTING
                       ---------------------------------- ----------------------
    PERSON WITH         10   SHARED DISPOSITIVE POWER:   NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY       NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [  ]
            EXCLUDES CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

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     14     TYPE OF REPORTING PERSON:     OO

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                                       6

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 7 of 15 Pages
----------------------------------         -------------------------------------

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     1      NAME OF REPORTING PERSON:                GE CAPITAL INTERNATIONAL
                                                     HOLDINGS CORPORATION

            S.S. OR I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON:
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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:      BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:    DELAWARE

--------------------------------------------------------------------------------
      NUMBER OF          7   SOLE VOTING POWER:                NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY         8   SHARED VOTING POWER:              NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9   SOLE DISPOSITIVE POWER:           NONE
     REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10  SHARED DISPOSITIVE POWER:         NONE

--------------------------------------------------------------------------------
        11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            REPORTING PERSON:                                  NONE

--------------------------------------------------------------------------------
        12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES:                                        [  ]

--------------------------------------------------------------------------------
        13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

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        14  TYPE OF REPORTING PERSON:       CO

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                                       7

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 8 of 15 Pages
----------------------------------         -------------------------------------


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     1      NAMES OF REPORTING PERSONS:             GENERAL ELECTRIC CAPITAL
                                                    CORPORATION
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS:
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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:  BK, OO

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:   DELAWARE

--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER:           NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY         8  SHARED VOTING POWER:         NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9  SOLE DISPOSITIVE POWER:      NONE
      REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10 SHARED DISPOSITIVE POWER:    NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY       NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:      CO

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                                       8

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 9 of 15 Pages
----------------------------------         -------------------------------------

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     1      NAMES OF REPORTING PERSONS:       GENERAL ELECTRIC CAPITAL SERVICES,
            INC.

            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS:
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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:             NOT APPLICABLE

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:     DELAWARE

--------------------------------------------------------------------------------
      NUMBER OF          7   SOLE VOTING POWER:             NONE
       SHARES
                       ---------------------------------------------------------
    BENEFICIALLY         8   SHARED VOTING POWER:           NONE
      OWNED BY
                       ---------------------------------------------------------
        EACH             9   SOLE DISPOSITIVE POWER:        NONE
      REPORTING
                       ---------------------------------------------------------
     PERSON WITH         10  SHARED DISPOSITIVE POWER:      NONE

-----------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY          NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0%

--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON:    CO

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                                       9

----------------------------------         -------------------------------------
CUSIP number        743410-10-2      13D             Page 10 of 15 Pages
----------------------------------         -------------------------------------

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     1      NAMES OF REPORTING PERSONS:              GENERAL ELECTRIC COMPANY
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS:
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [  ]
                                                                        (B) [  ]

--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS:     NOT APPLICABLE

--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [  ]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OF ORGANIZATION:  NEW YORK

--------------------------------------------------------------------------------
     NUMBER OF       7   SOLE VOTING POWER:              NONE
      SHARES
                   -------------------------------------------------------------
    BENEFICIALLY     8   SHARED VOTING POWER:            NONE
      OWNED BY
                   -------------------------------------------------------------
        EACH         9   SOLE DISPOSITIVE POWER:         NONE
     REPORTING
                   -------------------------------------------------------------
     PERSON WITH     10  SHARED DISPOSITIVE POWER:       NONE

--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY       NONE
            REPORTING PERSON:

--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [  ]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0%

------------------------------------------------------------- ------------------
     14     TYPE OF REPORTING PERSON:     CO

------------------------------------------------------------- ------------------

         This Amendment No. 17 is filed by Security Capital Group Incorporated, a Maryland corporation ("Security Capital Group"), SC Capital Incorporated, a Nevada corporation ("SC Capital") and a wholly owned subsidiary of Security Capital Group, SC Realty Incorporated, a Nevada corporation ("SC-Realty") and a wholly owned subsidiary of SC Capital, Security Capital Operations Incorporated, a Maryland corporation ("Operations") and a wholly owned subsidiary of SC-Realty, Security Capital Warehouse Distribution Business Trust, a Maryland real estate investment trust and a subsidiary of Operations (f/k/a West Mixed-Use Realty Investors Trust) ("SC Warehouse Distribution Business Trust" and, together with Security Capital Group, "Security Capital"), General Electric Company, a New York corporation ("GE"), General Electric Capital Services, Inc., a Delaware corporation ("GECS") and a wholly owned subsidiary of GE, General Electric Capital Corporation, a Delaware corporation ("GECC") and a wholly owned subsidiary of GECS, and GE Capital International Holdings Corporation, a Delaware corporation ("GE Holdings" and, together with GE, GECS, GECC, Security Capital Group, SC Capital, SC-Realty, Operations and SC Warehouse Distribution Business Trust, the "Reporting Persons") and a wholly owned subsidiary of GECC and the parent corporation of Security Capital Group.

         This Amendment No. 17 amends the Schedule 13D originally filed by Security Capital Group, SECAP Realty Incorporated, Security Capital Group Incorporated, a Delaware corporation, and William D. Sanders, an individual, on March 11, 1994 (as previously amended, the "Schedule 13D"). This Amendment No. 17 relates to common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), of ProLogis Trust, a Maryland real estate investment trust ("ProLogis"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Schedule 13D, as amended.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

         On July 16, 2003, Security Capital entered into a secondary block trade agreement with UBS Securities LLC, pursuant to which Security Capital sold a total of 15,752,802 Common Shares, representing all Common Shares owned by the Reporting Persons, at a net price of $27.552 per share. The closing of the transaction is scheduled to occur on July 21, 2003. Following the closing of this transaction, the Reporting Persons will own no Common Shares. A copy of the secondary block trade agreement is filed as an exhibit to this Amendment No. 17.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The descriptions of the contracts, arrangements, understandings and relationships described above in the response to Item 5 are incorporated into this Item.

Item 7.       MATERIALS TO BE FILED AS EXHIBITS

Exhibit 9 Secondary Block Trade Agreement by and between Security Capital Warehouse Distribution Business Trust and UBS Securities LLC, dated July 16, 2003

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete and correct.

Date:  July 17, 2003

                                     GENERAL ELECTRIC COMPANY

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                         Name:  Kevin Korsh
                                         Title: Attorney-in-fact


                                     GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                         Name:  Kevin Korsh
                                         Title: Attorney-in-fact


                                     GENERAL ELECTRIC CAPITAL CORPORATION

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact


                                     GE CAPITAL INTERNATIONAL HOLDINGS
                                     CORPORATION

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact


                                     SECURITY CAPITAL GROUP INCORPORATED

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact

                                     SC CAPITAL INCORPORATED

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact


                                     SC REALTY INCORPORATED

                                     By:     /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact


                                     SECURITY CAPITAL OPERATIONS INCORPORATED

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact


                                     SECURITY CAPITAL WAREHOUSE DISTRIBUTION
                                     BUSINESS TRUST

                                     By:    /s/ KEVIN KORSH
                                         ------------------------
                                     Name:  Kevin Korsh
                                     Title: Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION
-----------                -----------

Exhibit 9 Secondary Block Trade Agreement by and between Security Capital Warehouse Distribution Business Trust and UBS Securities LLC, dated July 16, 2003








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